UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 5, 2018

EPR Properties
(Exact name of registrant as specified in its charter)

Maryland	001-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Walnut Street, Suite 200
Kansas City, Missouri 64106
(Address of principal executive office)(Zip Code)

(816) 472-1700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note
This Current Report on Form 8-K/A (this "Amendment") updates information disclosed in the Current Report on Form 8-K filed on March 29, 2018 (the "Original Form 8-K") by EPR Properties (the "Company") relating to the transition of Morgan G. Earnest II, the Company's former Senior Vice President and Chief Investment Officer, to the role of Executive Advisor of the Company. This Amendment is being filed to disclose the material terms of the changes to Mr. Earnest's compensation in connection with the transition, the terms of which were not yet finalized as of the time of filing of the Original Form 8-K.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.
On April 5, 2018, the Company and Mr. Earnest entered into an Amended and Restated Employment Agreement, effective March 31, 2018 (the "Amended Employment Agreement"), to reflect the changes to Mr. Earnest's compensation in connection with his previously announced transition from Senior Vice President and Chief Investment Officer of the Company to Executive Advisor of the Company. The Amended Employment Agreement amends, restates and supersedes Mr. Earnest's prior Employment Agreement with the Company, dated May 13, 2015.
Pursuant to the Employment Agreement, Mr. Earnest will continue to report to the Company's President and Chief Executive Officer and provide advice and counsel regarding matters relating to the Company's investments, segments, dispositions, new opportunities and corporate strategy. The Amended Employment Agreement provides for a three-year employment term; provided, that, if on or after January 1, 2020, Mr. Earnest provides notice to the Company that he intends to be employed by another company or entity, the Company has the option to extend the term for an additional three years or terminate Mr. Earnest without cause. Under the Amended Employment Agreement, Mr. Earnest will be entitled to an annual base salary of $879,805. Mr. Earnest will also be entitled to a lump sum payment of $88,000 payable within 15 days of entering into the Amended Employment Agreement, which represents his pro rata payout of his annual incentive at target level prior to the date of his transition. Mr. Earnest will no longer be entitled to receive any bonus payments or any new awards or grants of share options, restricted shares or other form of equity compensation. Mr. Earnest's existing share options and restricted shares will continue to vest in accordance with their existing vesting schedules, subject to accelerated vesting upon certain events as discussed below.
Under the Amended Employment Agreement, Mr. Earnest will not be entitled to any severance payments upon expiration of his employment term under the Amended Employment Agreement or for his earlier death, termination by the Company for cause or resignation without good reason. However, if Mr. Earnest's employment is terminated prior to the expiration of his employment term because of his disability, by the Company without cause or by Mr. Earnest with good reason, Mr. Earnest will be entitled to a lump sum payment equal to the amount of remaining base salary he would have received if he was employed through the end of his employment term, plus an amount equal to the cost of health benefits for the balance of the employment term, in each case, subject to his execution of a general release. In addition, in the event Mr. Earnest holds unvested share options or restricted shares at the time of his termination for the events specified in the immediately preceding sentence, or if he holds any such unvested awards upon expiration of his employment term under the Amended Employment Agreement, all such unvested awards will fully vest.
Under the Amended Employment Agreement, Mr. Earnest has agreed to customary covenants regarding confidentiality and non-solicitation of Company employees and customers.
The foregoing summary of the Amended Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.
Item 9.01.     Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, effective March 31, 2018, by and between EPR Properties and Morgan G. Earnest II.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EPR PROPERTIES

By:	/s/ Mark A. Peterson
Mark A. Peterson
Executive Vice President, Treasurer and Chief Financial Officer

Date: April 6, 2018